Exhibit 10.2

SPONSOR VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of August 23, 2023, by and among (i) Mercury Sponsor Group I LLC, a Delaware limited liability company (the “Sponsor”), (ii) SEP Acquisition Corp., a Delaware corporation (the “Purchaser”), and (iii) SANUWAVE Health, Inc., a Nevada corporation (the “Company”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement.

WHEREAS, on date hereof, the Company, the Purchaser, SEP Acquisition Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and as a result of which, among other matters, all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each stockholder of the Company to receive its Stockholder Merger Consideration, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the BCA;

WHEREAS, the managers of Sponsor have (a) determined that the Merger Agreement and the Transactions, including the Merger, are fair to, advisable and in the best interests of the Purchaser and its stockholders, including Sponsor (the “Purchaser Stockholders”), and (b) approved this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, in view of the valuable consideration to be received by Sponsor as a result of the Transactions, and the expenses and efforts to be undertaken by the Company to consummate the Transactions, the Sponsor and the Company desire to enter into this Agreement in order for Sponsor to provide certain assurances to the Company regarding the manner in which Sponsor is bound hereunder to vote any shares of capital stock of the Purchaser which Sponsor beneficially owns, holds or otherwise has voting power (the “Shares”) during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Merger Agreement, the Merger, the Ancillary Documents and the Transactions.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.            Covenant to Vote in Favor of Transactions. Sponsor agrees, with respect to all of the Shares:

(a)        during the Voting Period, at each meeting of the Purchaser Stockholders of any class or series thereof, and in each written consent or resolutions of any of the Purchaser Stockholders in which Sponsor is entitled to vote or consent, Sponsor hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Shares (i) at any time after the later of (x) the registration statement on Form S-4 to be filed by the Purchaser in connection with the Transactions having been declared effective by the Securities and Exchange Commission (“SEC”) and (y) the board of directors of the Purchaser having solicited the vote or consent of the Purchaser Stockholders in connection with the Transactions, (A) in favor of, and adopt, the Merger, the Merger Agreement, the Ancillary Documents (including the Amendment to Warrant Agreement), any amendments to the Purchaser’s Organizational Documents, and all of the other Transactions (and any actions required in furtherance thereof) and (B) in favor of the other matters set forth in the Merger Agreement, and (ii) to vote the Shares in opposition to: (A) any and all proposals (x) that could reasonably be expected to delay or impair the ability of the Purchaser to consummate the Merger, the Merger Agreement or any of the Transactions, or (y) which are in competition with or materially inconsistent with the Merger Agreement or the Ancillary Documents; (B) any material change in (y) the present capitalization of the Purchaser or any amendment of the Purchaser’s Organizational Documents or (z) the Purchaser’s corporate structure or business which is inconsistent with the Merger Agreement or any of the Transactions; or (C) any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Merger Agreement not being fulfilled, including any proposal to rescind or amend in any manner any prior vote or written consent, as a stockholder of the Purchaser, to approve or adopt the Merger Agreement, the Merger or the Transactions, unless this Agreement shall have been terminated in accordance with its terms;

(b)        to execute and deliver all related documentation and take such other action in support of the Merger, the Merger Agreement, any Ancillary Documents and any of the Transactions as shall reasonably be requested by the Purchaser or the Company in order to carry out the terms and provision of this Section 1;

(c)        except for transfers as permitted by, and in accordance with Section 3(b), not to deposit, and to cause its Affiliates not to deposit, except as provided in this Agreement, any Shares owned by Sponsor or its Affiliates in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the Purchaser and the Company in connection with the Merger Agreement, the Ancillary Documents and any of the Transactions;

(d)        except as contemplated by the Merger Agreement or the Ancillary Documents, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of capital stock of the Purchaser in connection with any vote or other action with respect to the Transactions, other than to recommend that stockholders of the Purchaser vote in favor of adoption of the Merger Agreement and the Transactions and any other proposal the approval of which is a condition to the obligations of the parties under the Merger Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1 of this Agreement); and

(e)        to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to the Merger, the Merger Agreement, the Ancillary Documents and any of the Transactions, including pursuant to the DGCL.

2.            Grant of Proxy. During the Voting Period, Sponsor, with respect to all of Sponsor’s Shares, hereby irrevocably grants to, and appoints, the Company and any designee of the Company (determined in the Company’s sole discretion) as Sponsor’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Sponsor’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) any Shares owned (whether beneficially or of record) by Sponsor, solely on the matters and in the manner specified in Section 1 above. The proxy granted by Sponsor pursuant to this Section 2 is irrevocable and is granted in consideration of the Company entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Sponsor hereby affirms that such irrevocable proxy is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with Section 5(a), is intended to be irrevocable. Sponsor agrees, until this Agreement is terminated in accordance with Section 5(a), to vote its Shares in accordance with Section 1 above.

3.            Other Covenants.

(a)         No Transfers. Sponsor agrees that during the period from and including the date hereof through the end of the Voting Period it shall not, and shall cause its Affiliates not to, without the Company’s prior written consent, (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Shares; (B) grant any proxies or powers of attorney with respect to any or all of the Shares; (C) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the Purchaser’s Organizational Documents, as in effect on the date hereof) with respect to any or all of the Shares; or (D) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Sponsor’s ability to perform its obligations under this Agreement. The Purchaser hereby agrees that it shall not permit any Transfer of the Shares in violation of this Agreement. Sponsor agrees with, and covenants to, the Company that Sponsor shall not request that the Purchaser register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares during the term of this Agreement without the prior written consent of the Company, and the Purchaser hereby agrees that it shall not effect any such Transfer.

(b)         Permitted Transfers. Section 2(a) shall not prohibit a Transfer of Shares by Sponsor to any Permitted Transferee (as defined below); provided, however, that it shall be a condition to such Transfer that the transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement. As used in this Agreement, the term “Permitted Transferee” shall mean a distribution to Sponsor’s members and any Affiliate of Sponsor. During the term of this Agreement, the Purchaser will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Sponsor’s Shares, except as permitted by, and in accordance with, this Section 2(b).

(c)         Changes to Shares. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, stock split, recapitalization, combination, conversion, domestication, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. Sponsor agrees during the period from and including the date hereof through the end of the Voting Period to notify the Company and the Purchaser promptly in writing of the number and type of any changes to Sponsor’s ownership of Shares, if any, after the date hereof.

(d)         Compliance with Merger Agreement. Sponsor agrees during the period from and including the date hereof through the end of the Voting Period not to take or agree or commit to take any action that would make any representation and warranty of Sponsor contained in this Agreement inaccurate in any material respect. Sponsor further agrees that it shall use its commercially reasonable efforts to cooperate with the Company to effect the Merger, all other Transactions, the Merger Agreement, the Ancillary Documents and the provisions of this Agreement.

(e)         Registration Statement. During the period from and including the date hereof through the end of the Voting Period, Sponsor agrees to provide to the Company, the Purchaser and their respective Representatives any information regarding Sponsor or the Shares that is reasonably requested by the Company, the Purchaser or their respective Representatives for inclusion in the Registration Statement.

(f)         Publicity. Sponsor shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without providing prior notice to the Company and the Purchaser, after which the Company and the Purchaser shall be provided reasonable time to consult with Sponsor before any such public statements are made, unless such information was already made available publicly in reports filed with the SEC or is otherwise required by applicable Law. Nothing herein shall restrict Sponsor’s right to furnish or disclose any information with respect to the Transactions or the transactions contemplated herein (i) to its members, (ii) as required by applicable law, regulation, Securities and Exchange Commission (“SEC”) or stock exchange requirement or legal process or (iii) as permitted by the Merger Agreement. Sponsor hereby authorizes the Company and the Purchaser to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Sponsor’s identity and ownership of the Shares and the nature of Sponsor’s commitments and agreements under this Agreement, the Merger Agreement, and any other Ancillary Documents.

4.            Representations and Warranties of Sponsor. Sponsor hereby represents and warrants to the Company and the Purchaser as follows:

(a)        Binding Agreement. Sponsor is a limited liability company duly organized and validly existing under the laws of the jurisdiction of its organization and has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by Sponsor has been duly authorized by all necessary limited liability company action on the part of Sponsor. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Sponsor.

(b)        Ownership of Shares. As of the date hereof, Sponsor has beneficial ownership over the type and number of the Shares set forth under Sponsor’s name on the signature page hereto, is the lawful owner of such Shares, has the sole power to vote or cause to be voted such Shares (to the extent the Shares have associated voting rights), and has good and valid title to such Shares, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Purchaser’s Organizational Documents, as in effect on the date hereof. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by Sponsor pursuant to arrangements made by Sponsor. Except for the Shares, as of the date of this Agreement, Sponsor is not a beneficial owner or record holder of any shares of common stock of the Purchaser.

(c)        No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Sponsor, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by Sponsor, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of formation, limited liability company agreement or other comparable organizational documents of Sponsor, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Sponsor is a party or by which Sponsor or any of the Shares or its other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair Sponsor’s ability to perform its obligations under this Agreement in any material respect.

(d)          No Inconsistent Agreements. Sponsor hereby covenants and agrees that, except for this Agreement, which will be terminated at the Closing, Sponsor (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares inconsistent with Sponsor’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Sponsor contained herein untrue or incorrect in any material respect or have the effect of preventing Sponsor from performing any of its material obligations under this Agreement.

5.            Miscellaneous.

(a)          Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of the Company, the Purchaser or Sponsor shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of the Company, the Purchaser and Sponsor, (ii) the Closing Date (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Closing Date), and (iii) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Section 5 shall survive the termination of this Agreement.

(b)          Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all of its obligations are personal to the parties hereto and may not be assigned, transferred or delegated at any time without the prior written consent of the other parties, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio.

(c)          Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)          Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or U.S. federal court located in the State of Delaware) (or in any appellate courts thereof)) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth or referred to in Section 5(g). Nothing in this Section 5(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e)           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(e).

(f)            Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)           Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser prior to the Closing or to Sponsor, to:

SEP Acquisition Corp.

3737 Buffalo Speedway

Suite 1750

Houston, TX 77098

Attn: Andrew White

Telephone No.: 713-715-6820

Email: info@seplp.com

with a copy (which will not constitute notice) to:

Baker Donelson, Bearman, Caldwell & Berkowitz, PC

1600 West End Avenue

Suite 2000

Nashville, TN 37203

Attn: Tonya Mitchem Grindon

Attn: Nathan Kibler

Attn: Andrew Yonchak

Telephone No.: 615-726-5600

Email: tgrindon@bakerdonelson.com

Email: nkibler@bakerdonelson.com

Email: dyonchak@bakerdonelson.com

If to the Purchaser after the Closing or to the Company, to: SANUWAVE Health, Inc. 11495 Valley View Road Eden Prairie, Minnesota 55344 Attn: Morgan C. Frank, Chief Executive Officer Email:

with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attn: Ben A. Stacke

Attn: Jonathan Nygren

Email: ben.stacke@faegredrinker.com

Email: jon.nygren@faegredrinker.com

(h)          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company, the Purchaser and the Sponsor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i)           Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j)           Specific Performance. Sponsor acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Sponsor, money damages may be inadequate and the Purchaser and the Company may not have an adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by Sponsor in accordance with their specific terms or were otherwise breached. Accordingly, the Purchaser and the Company shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement by Sponsor and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k)         Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

(l)          No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among Sponsor, the Purchaser and the Company, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Purchaser shareholders entering into voting agreements with the Purchaser or the Company. Sponsor has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Purchaser or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

(m)        Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(n)         Entire Agreement. This Agreement (together with the Merger Agreement to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Sponsor under any other agreement between Sponsor and the Company or any certificate or instrument executed by Sponsor in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Sponsor under this Agreement.

(o)         Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Sponsor Voting Agreement as of the date first written above.

The Sponsor:

MERCURY SPONSOR GROUP I LLC

By:	/s/ R. Andrew White
Name:	R. Andrew White
Title:	Chief Executive Officer
Shares of Class A Purchaser Stock: 0
Shares of Class B Purchaser Stock: 3,465,375

The Purchaser:

SEP ACQUISITION CORP.

By:	/s/ R. Andrew White
Name:	R. Andrew White
Title:	Chief Executive Officer

The Company:

SANUWAVE HEALTH, INC.

By:	/s/ Morgan Frank
Name:	Morgan Frank
Title:	Chairman, Chief Executive Officer